Exhibit 99.1

ChemoCentryx Reports Second Quarter 2016 Financial Results and

Provides Corporate Update

— Successfully Completed Phase II ANCA-Associated Vasculitis (AAV) Development Program of Complement 5a Receptor Inhibitor CCX168 —

— Awarded EMA PRIority MEdicines (PRIME) Designation for Accelerated Assessment of CCX168 in AAV, as well as FDA Orphan Products Development Grant for CCX168 for Treatment of AAV —

— Plan to Report Initial Data from Pancreatic Cancer Trial of CCX872 in the Second Half of 2016 —

— Conference Call Today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., August 8, 2016 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq: CCXI), a clinical-stage biopharmaceutical company developing orally-administered therapeutics to treat autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the second quarter ended June 30, 2016 and provided an update on the Company’s clinical development activities.

“The positive results from the CLASSIC trial with CCX168 mark the successful culmination of our AAV Phase II program and we now look forward to initiating Phase III development of CCX168 in AAV,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “We also anticipate reporting initial results from our ongoing trial of CCX872 in patients with pancreatic cancer during the second half of this year. We are very pleased to have achieved such important clinical, regulatory and business development goals thus far in 2016 and with them, the added validation of our approach to treating autoimmune diseases, inflammatory disorders and cancer. We look forward to building on that momentum as we enter the second half of the year.”

Pipeline Developments Across Key Therapeutic Areas

Orphan and Rare Diseases: CCX168 is an orally-administered complement inhibitor targeting the C5a receptor (C5aR), and is being developed for several rare disease indications, including ANCA-associated vasculitis (AAV) and atypical hemolytic uremic syndrome (aHUS). CCX168 acts by blocking the destructive action of neutrophils that are activated as a consequence of the complement protein known as C5a binding to C5aR on neutrophils during autoimmune inflammatory events including the destruction of blood vessels in AAV.

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Reported positive top-line results from the Phase II CLASSIC trial with CCX168 in patients with AAV. The goal of the CCX168 development program in AAV is to reduce or eliminate the use of chronic high dose glucocorticosteroids (steroids) in the current standard of care (SOC) treatment. To inform potential regulatory queries and eventual labeling requirements for CCX168 in AAV, the Phase II CLASSIC study was designed largely to assess the safety profile of CCX168 when added to the current SOC. The CLASSIC safety trial met its objectives as follows:

•	The addition of CCX168 to current SOC therapy did not add safety concerns beyond those seen with SOC alone. The incidence of serious adverse events (SAEs) was similar across treatment groups in the study and consistent with effects related to background therapy.

•	While the CLASSIC safety study was not designed or powered for inferential statistical analyses on efficacy, the Birmingham Vasculitis Activity Score (BVAS) response endpoint was numerically superior in patients who received CCX168, and rapid BVAS remission (BVAS = 0 at week 4) was also seen in patients receiving the clinically relevant 30 mg dose of CCX168 + SOC (5 of 15 patients) vs. SOC alone (2 of 13 patients) and SOC + 10 mg CCX168 (1 of 12 patients).

•	Announced exclusive regional license agreement with Vifor Pharma to commercialize CCX168 in Europe and certain other markets. The agreement included $85 million upfront payment to ChemoCentryx, comprising $60 million in cash in addition to $25 million equity investment from Vifor Pharma. ChemoCentryx retains all ongoing and future development of CCX168, other than country-specific development in the licensed territories, as well as commercialization rights to CCX168 in the United States and other countries not licensed to Vifor Pharma.

•	Granted PRIority MEdicines (PRIME) designation by the European Medicines Agency (EMA) for CCX168 for the treatment of AAV. PRIME provides enhanced scientific guidance and supports accelerated review of investigational therapies that show the potential to benefit patients with unmet medical needs based on clinical data.

•	Awarded a U.S. Food and Drug Administration (FDA) Orphan Products Development one-year grant of $500,000 to assist in the clinical development of CCX168 for treatment of AAV.

•	Presented positive results from the Phase II CLEAR trial at the European Renal Association - European Dialysis and Transplant Association (ERA-EDTA) Congress. The CLEAR trial met its primary endpoint based on the BVAS response at week 12 in patients receiving CCX168, compared to those patients receiving the high dose steroid-containing SOC. Specifically, all treatment groups receiving CCX168 demonstrated a numerically superior, statistically significant (P=0.002) non-inferior clinical efficacy outcome when compared to SOC.

•	Presented preclinical data at the ERA-EDTA Congress which used CRISPR-Cas9 technology to create novel murine models of complement over activation and C5a generation, as found in aHUS and C3 glomerulopathy (C3G), and found evidence of impaired renal function in these mice.

Immuno-Oncology: CCX872 is a potent and selective inhibitor of the chemokine receptor known as CCR2, and is the Company’s most advanced drug candidate that is designed to block the infiltration of immune suppressor cells in the tumor microenvironment. CCX872 is being evaluated in patients with non-resectable pancreatic cancer in an ongoing, multi-center clinical trial. The primary outcome measurement of the study is progression-free survival (PFS) after at least 24 weeks of treatment. Overall response rate after 12 weeks of treatment will also be evaluated. ChemoCentryx is conducting earlier stage research with various chemokine receptor inhibitors, such as CCX9588, an inhibitor of the chemokine receptor known as CCR1, in combination with checkpoint inhibitors. The Company’s immuno-oncology efforts further include research to identify potential drug candidates targeting additional receptors that are believed to play an important role in the tumor microenvironment.

•	Advanced Phase Ib pancreatic cancer trial of CCR2 inhibitor CCX872 in combination with FOLFIRINOX; and

•	Identified preclinical candidates that target CXCR2 and CXCR7, two receptors that are believed to play an important role in the tumor microenvironment.

Other Inflammatory and Autoimmune Diseases: Research suggests that a type of T cells known as Th-17 cells, which produce the pro-inflammatory cytokine IL-17, are involved in the origin and development of many autoimmune diseases, including psoriasis. It is thought that therapeutic solutions to Th-17 driven autoimmune diseases could include inhibiting CCR6 inhibitor, and ChemoCentryx has produced several unique CCR6 inhibitor candidates and demonstrated that Th-17 cells are regulated by CCR6.

•	Presented preclinical data demonstrating that novel CCR6 inhibitors developed by ChemoCentryx have efficacy in models of psoriasis and achieved equivalent results when compared to an antibody to the IL-17 receptor. These novel CCR6 inhibitors reduced skin inflammation in models of psoriasis, and reduced the number of IL-17-secreting T cells in psoriatic skin. These results were presented at the 2016 Society for Investigational Dermatology Annual Meeting.

Anticipated Milestones

Orphan and Rare Diseases:

•	Evaluate formal feedback from End of Phase II and scientific advice meetings with U.S. and EU regulatory agencies and formalize the CCX168 AAV Phase III development plan in the second half of 2016;

•	Initiate Phase III development program with CCX168 for the treatment of AAV by the end of 2016; and

•	Report early results from the Phase II pilot study of CCX168 in aHUS patients who are on dialysis in late 2016.

Immuno-Oncology:

•	Report overall response rate and initial PFS data from pancreatic cancer trial of CCX872 in combination with FOLFIRINOX in the third and fourth quarter 2016, respectively.

Chronic Kidney Disease:

•	Review End of Phase II meeting plans and a potential Phase III clinical development program for CCX140 in diabetic nephropathy in the context of a partnership.

Second Quarter 2016 Financial Results and Outlook

Cash, cash equivalents and investments totaled $139.9 million at June 30, 2016, and include the $85.0 million upfront payment received in connection with the partnership with Vifor Pharma announced during the second quarter.

Revenue was $2.8 million for the three months ended June 30, 2016 compared to zero in the same period in 2015. The increase in revenue from 2015 to 2016 was due to: (i) amortization of the upfront payment from Vifor Pharma and (ii) grant revenue from the FDA to support the clinical development of CCX168 for the treatment of patients with AAV.

Research and development expenses were $9.1 million for the three months ended June 30, 2016 compared to $8.6 million reported for the same period in 2015. The increase in research and development expenses from 2015 to 2016 was primarily attributable to higher expenses associated with CCX872, our second generation CCR2 inhibitor, following the completion of enrollment of our clinical trial in patients with advanced pancreatic cancer. This increase was partially offset by lower expenses associated with CCX168, our C5aR inhibitor, due to the completion of the CLEAR Phase II clinical trial in Europe for the treatment of AAV and the completion of the treatment period in the CLASSIC Phase II clinical trial for the same in North America in 2016.

General and administrative expenses were $3.9 million for the three months ended June 30, 2016 compared to $3.6 million for the comparable period in 2015. The increase from 2015 to 2016 was primarily due to higher intellectual property related expenses and travel and professional fees associated with our business development efforts.

Net loss was $10.0 million for the second quarter ended June 30, 2016 compared to $12.1 million in the same period in 2015.

Total shares outstanding at June 30, 2016 were approximately 47.8 million shares.

About ANCA-Associated Vasculitis and Other Rare Renal Diseases

Anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, or AAV, is a type of rare autoimmune inflammation caused by auto-antibodies. AAV encompasses granulomatosis with polyangiitis (GPA, formerly known as Wegener’s granulomatosis), microscopic polyangiitis (MPA), eosinophilic polyangiitis (formerly Churg-Strauss syndrome) and renal limited vasculitis.

AAV represents a severe and often fatal autoimmune disease that is characterized by inflammation that can destroy different organ systems. AAV is the lead indication in the Company’s orphan and rare disease program which has the objective of eliminating chronic high dose steroids, which are associated with significant safety issues including death, from the standard of care (SOC) regimen in AAV and replace steroids with CCX168.

AAV affects approximately 40,000 people in the U.S. (with approximately 4,000 new cases each year) and greater than 75,000 people in Europe (with at least 7,500 new cases each year), and is currently treated with courses of immuno-suppressants (cyclophosphamide or rituximab) combined with high dose steroid administration. Following initial treatment, up to 30 percent of patients relapse within six to 18 months, and approximately half of all patients will relapse within three to five years.

Current SOC for AAV is associated with significant safety issues. First year mortality is approximately 11 to 18 percent. The single major cause of premature mortality is not disease-related adverse events, but rather infection that is thought largely to be a consequence of steroid administration. Indeed, the multiple adverse effects of courses of steroid treatment (both initial courses and those that are repeated as a consequence of relapse) are major causes of both short-term and long-term disease and death. Such therapy related adverse events contribute significantly to patient care costs, as well as to the diminution of quality of life for patients.

By damaging the body’s small blood vessels, AAV affects many organ systems, mostly the kidneys, eyes, lungs, sinuses and nerves. This damage is caused by the destructive activity of inflammatory leukocytes in the body, with neutrophils considered to be the terminal effector cell. In AAV, neutrophils are attracted to sites of vascular destruction as well as activated at those sites by the activity of the complement system product known as C5a and its receptor, C5aR, which is the target of CCX168. By blocking the C5aR, CCX168 is thought to reduce vasculitis by reducing neutrophil activation, accumulation, and adhesion, as well as vascular permeability.

Atypical hemolytic uremic syndrome, or aHUS, an ultra-rare, life threatening disease that causes chronic blood vessel damage, thrombosis or clotting within blood vessels, hemolysis or red blood cell rupture, and sudden, progressive organ failure, such as kidney failure. The disease is caused by genetic defects in factors that control the activation of the complement system. Current treatment options are still quite limited and prognosis and quality of life are extremely poor.

About Pancreatic Cancer

It is estimated that over 337,000 cases of pancreatic cancer are diagnosed worldwide every year, accounting for 2.4 percent of all cancers. The incidence of pancreatic cancer in the U.S. is about 45,000, with prevalence being only negligibly higher owing to the poor survival rates on current therapy. Current standards of care include surgical resection and chemotherapeutic regimens such as gemcitabine and FOLFIRINOX. These regimens are limited by marked toxicities. Almost 67 percent of cases are diagnosed in people aged 65 and over. In the U.S., pancreatic cancer is the fourth most common cause of deaths due to cancer. Pancreatic cancer has a low survival rate regardless of stage of disease, with 93 percent of patients dying from their disease within five years.

Conference Call and Webcast

The Company will host a conference call and webcast today, August 8, 2016 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 55264777. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX168, a C5aR inhibitor, has successfully completed Phase II development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing reduction and elimination of high-dose steroids, part of standard of care for AAV patients, without compromising efficacy or safety in clinical studies to date. CCX168 is also in Phase II studies for the treatment of atypical hemolytic uremic syndrome (aHUS) and immunoglobulin A nephropathy, or IgA nephropathy (IgAN). ChemoCentryx has licensed exclusive rights to Vifor Pharma to commercialize CCX168 in Europe and certain other markets outside of the U.S. and most of Asia. CCX872, a CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. CCX140, a distinct CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvement in albuminuria in patients with diabetic nephropathy. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development, vercirnon (also known as Traficet-EN or CCX282) a specific CCR9 inhibitor for the treatment of inflammatory bowel disease, and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials or whether CCX140 development will advance in the context of a partnership. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC March 14, 2016 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

Contacts:

Susan M. Kanaya

Senior Vice President, Finance and

Chief Financial Officer

investor@chemocentryx.com

Media:

Denise Powell

denise@redhousecomms.com

510.703.9491

Investors:

Steve Klass, Burns McClellan

212.213.0006

sklass@burnsmc.com

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Consolidated Statement of Operations Data:
Revenue:
Collaboration and license revenue	$2,620	$—	$2,620	$—
Grant revenue	175	—	175	—

Total revenue	2,795	—	2,795	—
Operating expenses:
Research and development	9,062	8,602	20,307	17,022
General and administrative	3,877	3,576	7,961	7,265

Total operating expenses	12,939	12,178	28,268	24,287
Loss from operations	(10,144)	(12,178)	(25,473)	(24,287)
Interest income	161	100	247	203

Net loss	$(9,983)	$(12,078)	$(25,226)	$(24,084)

Basic and diluted net loss per share	$(0.22)	$(0.28)	$(0.56)	$(0.55)

Shares used to compute basic and diluted net loss per share	45,785	43,842	45,031	43,672

	June 30,	December 31,
	2016	2015
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$139,854	$76,289
Working capital	104,088	66,541
Total assets	142,274	78,155
Accumulated deficit	(292,322)	(267,096)
Total stockholders’ equity	59,530	72,507